EXHIBIT 99.6

      Contact     Jeffery M. Jonas, MD                      Thomas Redington
                  Chief Executive Officer                   203/222-7399
                  816/960-1333                              212/926-1733

                            AVAX REPORTS 1997 RESULTS

            KANSAS CITY, MO MAR. 10 - AVAX Technologies, Inc. (Nasdaq: AVXT) reported a 1997 net loss of $4.3 million, or $1.14 a share, versus $2.7 million, or 84 cents a share, for 1996.

            Research and development expense more than tripled to $2.4 million from $738,991 a year ago, and general and administrative expenses increased to $2.7 million from $1.3 million.

            "1997 was a very successful year for AVAX Technologies," said Jeffrey M. Jonas, MD, president and chief executive officer of the company. "Our increased spending is a direct result of the progress we made in readying our vaccine technology for Phase III clinical trials for melanoma, commencing a proof-of-concept study in ovarian cancer with the same technology, and completing construction of a Class 10,000 `clean room' laboratory for clinical manufacturing of the vaccine. We expanded our technology portfolio by acquiring two additional pre-clinical cancer technologies, and moved forward with isolating compounds from each, with the goal of starting human studies in 1998/99. We also completed registration of the shares issued in the 1996 private placement and attained a listing on the Nasdaq Small Cup market, giving our shareholders a more liquid market."

            Other income, primarily interest income, increased to $906,858 from $455,544 a year ago, reflecting higher average cash balances.

            At Dec. 31, 1997 cash and investments totaled $15.9 million. Weighted average shares outstanding stood at 3.8 million.

            Dr. Jones added that the company is pleased with the national press attention being accorded AVAX's immunotherapeutic vaccine technology. Among the latest examples were the lead story on the March 2 CBS-TV Evening News with Dan Rather and a March 6 interview on National Public Radio with David Berd, MD, the inventor of the AVAX cancer vaccine technology and the chairman of the company's Scientific Advisory Board. Earlier this month, the company's technology was also featured in a CNN-TV newscast.

            AVAX Technologies, Inc. is a development-stage biopharmaceutical company that acquires rights to and is developing technologies and products for the treatment of cancer and other life-threatening diseases. The company has focused its initial efforts primarily on the development of immunotherapies and chemotherapies for cancer. Immunotherapy is a rapidly developing segment of the cancer therapeutic market.

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            Statements in this news release that are not strictly historical, including statements as to plans and objectives, are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although AVAX Technologies believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that the expectations will prove to be correct. Factors that could cause actual results to differ materially from AVAX Technologies' expectations include, among others, the company's dependence on licenses and sponsored research agreements; the ability of the company and others to clinically develop, manufacture and market the company's pharmaceutical products; government regulation and approval by the FDA of the


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company's products for sale in the US; the company's ability to obtain additional financing needed for manufacturing, marketing and distribution of the company's products; the company's access to and the market's acceptance of new products; a limited public market for the company's stock; possibly price volatility and illiquidity of the company's stock; as well as the risks, uncertainties, and other factors described in the company's prospectus and other documents on file with the Securities and Exchange Commission. The company does not undertake any obligation to publicly release any revisions to these forward-looking statements or to reflect the occurrence of unanticipated events.

3/10/98


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